UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): April 15, 2011

TARGETED MEDICAL PHARMA, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-53071	20-5863618
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2980 BEVERLY GLEN CIRCLE, SUITE 301
LOS ANGELES, CA 90077
(Address of principal executive offices)

(310) 474-9808
(Registrant’s telephone number, including area code)

AFH ACQUISITION III, INC.
9595 WILSHIRE BLVD., SUITE 900
BEVERLY HILLS CA 90212
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

We are filing this amendment to our Current Report on Form 8-K filed on February 3, 2011 to include an updated Management’s Discussion and Analysis of Financial Condition and Results of Operation and audited financial statements for the fiscal year ended December 31, 2010.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. These forward-looking statements are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management. Forward-looking statements include our expectations regarding product and services, revenue and short- and long-term cash needs. In some cases, words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “estimates”, variations of these words, and similar expressions are intended to identify forward-looking statements. The following discussion should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and the notes thereto included elsewhere in this Current Report on Form 8-K. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in this section and in “Risk Factors.”

RECENT HIGHLIGHTS OF THE COMPANY

•	Rapid growth of net sales, operating income and assets;
•	FDA registration of convenience kits in the FDA National Drug Code Database;
•	Addition of new distributors and sales representatives;
•	Launch sale of products into Michigan, Illinois, Nevada, Arizona and Pennsylvania;
•	Publication of controlled clinical trials in peer-reviewed journals;
•	Issuance of patents on our products;
•
Growth of our CCPI subsidiary to support the dispensing  activity of approximately 150 physician clients thorough the use of our PDRx software and the claims submission process on behalf of such physician clients relating to our products;

•	Expansion of CCPI’s claims submission automation and further upgrades of the PDRx software;
•	Expansion of management;
•
We received approximately $733,000 in three grants under the Qualified Therapeutic Discovery Project tax credit reviewed by the Internal Revenue Service and the Department of Health and Human Services;

•	Initiation of a relationship with Israel based LycoRed Ltd. to explore the possibility of co-developing an asthma management system for US and foreign distribution; and
•	Contracts with major pharmacy benefit managers to support point-of-care physician reimbursement

FDA WARNING LETTER

We received a warning letter from the FDA on April 8, 2010 related to our convenience-packed products. To facilitate discussions with the FDA, we voluntarily stopped providing our physician clients with completed convenience packs. Instead, we supplied the components of the convenience packs separately to our physician clients and they had the option of dispensing the components packaged together to their patients. We responded to the FDA on April 27, 2010 and met with the FDA on August 3, 2010. We then corresponded with the FDA on August 24, 2010 and September 13, 2010 with a plan to address the FDA’s concerns about our convenience-packed products. We agreed to remove from our patient materials and promotional materials a claim that the co-administration of our medical foods with the prescription drug could reduce the dose of the prescription drug. We further agreed to refrain from providing any materials that would promote any off-label use of a prescription drug, including both indication and dose of the drug. There is no certainty whether the FDA will raise additional objections about our convenience-packed products. There is no prohibition against physicians prescribing a medical food product contemporaneously with a drug regulated by the FDA. At all times, our dispensing physician clients could provide the medical food and prescription drug in a convenience pack in their practice of medicine. We currently provide the components of the convenience kits to our physician clients and they assemble the kits for their patients.  We have found that providing the various parts and permitting our physician clients to assemble the convenience packs on location is more cost effective for us.

PRICING PRESSURE

We may be subject to pricing pressures with respect to our future sales arising from various sources, including policies of health insurance companies and pharmacy benefits managers and government action affecting pharmaceutical reimbursement under Medicare and Medicaid. Future government actions could limit government spending for the Medicare and Medicaid programs, limit payments to physicians and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales funds some of our working capital requirements, reduced profitability could require us to raise additional capital sooner than we would otherwise need.

BUSINESS MODEL

We sell medical foods and generic and branded pharmaceuticals through employed sales representatives and independent distributors.  Product sales are invoiced upon shipment at Average Wholesale Price (“AWP”), which is a commonly used term in the industry, which invoices include reductions for rapid pay discounts, under four models:

Revenue Models

•
Physician Direct Sales Model (1% of revenue in 2010 and 1% of revenue in 2009):  Under this model, a physician purchases products from TMP but does not retain CCPI’s services.  TMP invoices the physician upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement.  The physicians dispense the product and perform their own claims processing and collections.  TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement.  The physician is responsible for payment directly to TMP.

o
Example 1:  Physician has a purchase agreement with TMP with a rapid pay discount of 60% if payment is received within 120 days.  Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 60% if paid within terms and records that invoice as $4,000 of revenue and accounts receivable.  Physician is responsible for payment for our products directly to TMP.

•
Distributor Direct Sales Model (19% of revenue in 2010 and 61% of revenue in 2009): Under this model, a distributor sells products to a physician and the phsycian does not retain CCPI’s services.  TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment within discount terms in accordance with the product purchase agreement.  The distributor sells the products to physicians.  TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement.

o
Example 2:  Distributor has a purchase agreement with TMP with a rapid pay discount of 70% if payment is received within 120 days.  Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 70% if paid within terms and records that invoice as $3,000 of revenue and accounts receivable. The distributor is responsible for payment directly to TMP.

•
Physician Managed Model (70% of revenue in 2010 and 28% of revenue in 2009):  Under this model, a physician purchases products from TMP and retains CCPI’s services.  TMP invoices physician upon shipment to physician under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreement which includes a security interest for TMP in the products and receivables generated by the dispensing of the products.  TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. The physician also executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). CCPI submits a claim for reimbursement on behalf of the physician client. The CCPI fee and product invoice amount are deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client. In the event the physician fails to pay the product invoice within the agreed term, we can deduct the payment due from any of the reimbursements received by us on behalf of the physician client as a result of the security interest we obtained in the products we sold to the physician client and the receivables generated by selling the products in accordance with our agreement.

o
Example 3:  Physician has a purchase agreement with TMP with a rapid pay discount of 40% if payment is received within 360 days and a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Physician orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 40% and records that invoice as $6,000 of revenue and accounts receivable. On February 25th, Physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through collection. On December 10th, CCPI receives a collection for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $980, which amount belongs to the physician client.  CCPI deducts a $196 service fee, $600 for TMP for the product invoice and forwards the remaining $184 to the physician.

•
Hybrid Model (10% of revenue in 2010 and 11% of revenue in 2009):  Under this model, a distributor sells product to a physician and the physician retains CCPI’s services.  TMP invoices distributors upon shipment under terms which allow a significant rapid pay discount for payment received within terms in accordance with the product purchase agreements. TMP recognizes revenue under this model on the date of shipment at the gross invoice amount less the anticipated rapid pay discount offered in the product purchase agreement. Distributors sell the products to physicians and collect the purchase price from the physician client directly.   The physician client of the distributor executes a billing and claims processing services agreement with CCPI for billing and collection services (discussed below). The CCPI fee is deducted from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client.

o
Example 4:  Distributor has a purchase agreement with TMP with a rapid pay discount of 58% if payment is received within 360 days and Physician has a billing and claims processing services agreement with CCPI which calls for a 20% service fee. Distributor orders and TMP ships 100 bottles of product (with a $100 per bottle AWP price) on February 15th. TMP issues an invoice on February 15th for $10,000, subject to a rapid pay discount of 58% and records that invoice as $4,200 of revenue and accounts. On February 20th, Distributor sells the product to physician. On February 25th, physician prescribes and dispenses 10 bottles of product to a patient and enters the dispensing information into the Company’s PDRx dispensing software. CCPI prepares and forwards the claim to the insurer on behalf of the physician at the AWP price (total $1,000) and follows the claim through collection. On December 10th, CCPI receives a collection on behalf of the physician for the claim for the ten bottles dispensed to the patient from the insurer in the amount of $980.  CCPI deducts a $196 service fee and forwards the remaining $784 to the physician. The physician client is independently responsible to the distributor for payment of the products purchased.

CCPI receives no revenue in the physician direct or distributor direct models because it does not provide collection and billing services to the physician clients.

In the physician managed model and in the hybrid model, CCPI has a billing and claims processing service agreement with the physician. That agreement includes a service fee defined as a percentage of collections on all claims plus all or a portion of any penalties and interest collected. CCPI prepares the claim on behalf of the physician and administers the claim through collection. Collections from commercial insurers generally occur within 90 days. While ultimate collectability of workers’ compensation claims is very high, most workers’ compensation claims are denied on first claim attempt and can take from 45 days to four years to collect. The initial denial begins a process of correspondence designed to clear denial objections, submission of workers’ compensation lien filings against insurer settlements on behalf of physicians and settlement hearings.  Because fees are only earned by CCPI upon collection of the claim and the fee is not determinable until the amount of the collection of the claim is known, CCPI recognizes revenue at the time that collections are received. In examples 3 and 4 above, CCPI recognized $196 of revenue in each case on December 10th since that was the date of collection and the fee CCPI received was based upon actual collections.

The impact of this extended collection cycle on CCPI is that revenue and receipt of revenue are delayed until collection of the claims on behalf of the physician. This has a direct impact on CCPI’s revenue and cash flow because CCPI’s revenue is recognized upon receipt of the claims collection on behalf of the physician.  The long collection cycle does not directly impact TMP’s revenue from the sale of products because TMP recognizes revenue upon shipment to the physician clients and the physician client is obligated to pay the purchase price for the products within the prescribed terms whether or not the physician client has received reimbursement for the claims submitted. It does, however, impact the cash flow for TMP since most physician invoices are paid from the proceeds of claims managed on behalf of the physicians. The result is that invoices due from the physicians to TMP can have a long collection cycle even though revenue is recognized upon shipment of product.

No returns of product are allowed except products damaged in shipment, which has been insignificant.

The rapid pay discounts to the AWP offered to the physician or distributor, under the business models described above, vary based upon the expected payment term from the physician or distributor. The discounts are derived from the Company’s historical experience of the collection rates from internal sources and updated for facts and circumstances and known trends and conditions in the industry, as appropriate. As described in the business models above, we recognize provisions for rapid pay discounts in the same period in which the related revenue is recorded. We believe that our current provisions appropriately reflect our exposure for rapid pay discounts. These rapid pay discounts, have typically ranged from 40% to 83% of Average Wholesale Price and we have monitored our experience ratio periodically over the prior twelve months and have made adjustments as appropriate.

RESULTS OF OPERATIONS

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

	December 31, 2010	% of Total Sales	December 31, 2009	% of Total Sales
Revenue
Product	$18,037,273	94.36%	$11,494,141	94.22%
Service	1,078,166	5.64%	705,074	5.78%
Total Revenue	19,115,439	100%	12,199,215	100%
Cost of Product Sales	1,228,722	6.43%	1,257,727	10.31%
Cost of Services Sold	1,343,770	7.03%	208,541	1.71%
Total Cost of Sales	2,572,492	13.46%	1,466,268	12.02%

Gross Profit	16,542,947	86.54%	10,732,947	87.98%
Research and Development	320,106	1.67%	21,599	.18%
Selling	420,545	2.20%	163,743	1.34%
Compensation Expense	3,434,081	17.96%	2,973,612	24.38%
General and Administrative	3,005,332	15.73%	1,815,289	14.88%
Total Operating Expenses	7,180,064	37.56%	4,974,243	40.78%
Net Income Before Other Income and Taxes	9,362,883	48.98%	5,758,704	47.20%
Other Income	737,409	3.86%	7,180	.06%
Deferred Income Tax (Expense) Benefit	894,221	4.68%	(1,742,500)	-14.28%
Income Taxes	(5,186,252)	-27.13%	(40,505)	-.33%
Net Income	5,808,261	30.39%	3,982,879	32.65%
Unrealized Gain (Loss) on Investments	5,189	.03%	(1,980)	-.02%
Comprehensive Income	$5,813,450	30.36%	$3,980,899	32.63%

Revenue

Total revenue for the year ended December 31, 2010 increased $6,916,224, or 57%, to $19,115,439 from $12,199,215 for the year ended December 31, 2009.  Product revenue increased $6,543,132 or 57% from the prior year $11,494,141 to $18,037,273. Unit volume for the year ended December 31, 2010 was relatively unchanged from the year ended December 31, 2009 and the increase in revenue is mostly attributed to a price increase late in 2010 and the shift in customers from the direct sales to distributor model where discounts are higher to the physician managed model where we attain higher net revenue per product sold due to lower discounts.  During 2010, we experienced a 67% increase in the number of physicians in the physician managed and the hybrid models and the percentage of revenue from the physician managed and the hybrid models increased from 39% to 63%. Service revenue increased $373,092, or 53%, from $705,074 in the prior year to $1,078,166 due to an increase in collections on behalf of physician clients by CCPI, our billing and claims collection subsidiary.  This increase in collections primarily resulted from an increased amount of managed accounts receivable by CCPI on behalf of physician clients. Management expects that the price increase instituted in late 2010 will lead to increased product revenue going forward and increased service revenue because service revenue is a percentage of claims collected on behalf of the physician client which are likely to be reimbursed at the higher product price.

Cost of Goods Sold

Our products are manufactured by a third party. Although product revenue increased by 57% from $11,494,141 for the year ended December 31, 2009 to $18,037,273 for the year ended December 31, 2010, the cost of products sold decreased $29,005, or 2%, from $1,257,727 to $1,228,722 and the percentage of cost of goods sold to product revenue decreased from 6.4% to 6.8% in those periods. The cost of goods sold in dollars did not change because the number of units remained relatively flat.  Discounts allowed to distributors on sales of product are higher than the discounts allowed to physicians in our physician managed model.  As a result, the cost of goods sold as a percentage of revenue is higher for sales to distributors than it is for direct sales to physicians on managed accounts. In 2010, we continued shifting our customer base to the physician managed model thereby decreasing the effective cost of goods sold as a percentage of revenue. We anticipate that revenue from managed accounts will continue to grow faster than from distributor accounts. Cost of goods sold excludes depreciation since all production is outsourced to a third party and stored at an outsourced facility.

The Company purchases its medical food manufacturing services from a single source.  The Company is dependent on the ability of this vendor to provide inventory on a timely basis.  The loss of this vendor or a significant reduction in product availability and quality could have a material adverse effect on the Company.  While the Company keeps at least a two months inventory on hand, it could take between two and six months to set up and test a new supplier, leading to up to four months of product backorder.  The Company’s relationship with this vendor is in good standing and the expiration date of the contract is December 31, 2011.

Cost of Services Sold

The cost of services sold increased $1,135,229, or 544%, from $208,541 for the year ended December 31, 2009 to $1,343,770 for the year ended December 31, 2010 and the percentage of service revenue increased from 30% to 120% in those periods. These costs increased primarily because we increased our collections staff to handle increased revenue and outstanding claims that we expect to be collected in future periods.

Operating Expenses

Operating expenses for the year ended December 31, 2010 increased $2,205,821, or 44%, to $7,180,064 from $4,974,243 for the year ended December 31, 2009 and decreased from 40.8% of revenue to 37.6% of revenue.  Operating expenses consist of research and development expense, selling expenses and general and administrative expenses and these increases are further described below.

Research and Development Expense

Research and development expenses for the year ended December 31, 2010 increased $298,507, or 1382%, to $320,106 from $21,599 for the year ended December 31, 2009 and increased from .2% of revenue to 1.7% of revenue. The level of expense varies from year to year depending on the number of clinical trials that we have in progress.  Our research and development costs are substantially less than conventional single-molecule pharmaceutical companies because the ingredients in our medical foods are Generally Recognized As Safe, or “GRAS” pursuant to the Federal Food, Drug and Cosmetic Act of  1938, as amended, as amended, and FDA rules promulgated thereunder. Accordingly, the safety studies, which are the most costly part of pharmaceutical development, do not have to be performed for our products. Each clinical study of 100 patients costs approximately $300,000 to $500,000 per study and usually includes prepayment of contract amounts. The studies are outsourced to clinical research organizations of ten sites per study to achieve independence and study sites must maintain data sets for many years. We record the prepayment as a prepaid expense and amortize the prepayment into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount upon completion of the clinical trials and 50% over the remainder of the record retention requirements under the contract.

Selling expense

Selling expenses for the year ended December 31, 2010 increased $256,802, or 156%, to $420,545 from $163,743 for the year ended December 31, 2009 and increased from 1.3% of revenue to 2.2% of revenue. The increase was primarily due to increased commissions paid to sales representatives based on our growth in revenue and the increased proportion of sales direct to physicians compared to sales to distributors for which we do not incur commissions.

Compensation Expense

Compensation expenses for year ended December 31, 2010 increased $460,469, or 15%, to $3,434,081 from $2,973,612 for the year ended December 31, 2009 and decreased from 24.4% of revenue to 18.0% of revenue. This increase in compensation expenses was due to an increase in hiring for IT functions and general operations in addition to hiring for sales functions to support our growth in revenue.  The decrease as a percentage of revenue resulted from revenue growing faster than the increase in compensation costs.

General and Administrative Expense

General and administrative expense, including  facility expenses, professional fees, marketing, office expenses, travel and entertainment for the year ended December 31, 2010 increased $1,190,043, or 66%, to $3,005,332 from $1,815,289 for the year ended December 31, 2009 and increased from 14.9% of revenue to 15.7% of revenue. The increase in general and administrative expense was primarily due to a $540,098 increase in professional fees, a $518,470 increase in bad debts expense as we recognized an allowance at December 31, 2010 compared to no allowance as of December 31, 2009 and a $103,610 increase in depreciation and amortization from assets placed into service in late 2009 and in 2010. Professional fees for the year ended December 31, 2010 increased $540,097 or 52% to $1,571,980 from $1,031,883 for the year ended December 31, 2009 and decreased from 8.5% of revenue to 8.2% of revenue. The increase in professional fees was due to an increase in costs for legal and accounting services as we prepared to become a public company and an increase in legal fees related to regulatory compliance.

Other Income

Other Income for the year ended December 31, 2010 increased $730,229 to $737,409 from $7,180 for the year ended December 31, 2009 and increased from .1% of revenue to 3.9% of revenue.  This increase was due to grants received from the Internal Revenue Service and the Department of Health and Human Services for our Qualified Therapeutic Discovery Project in the year ended December 31, 2010 of $733,439 compared to none in the previous year.

Current and Deferred Income Taxes

Combined Current and Deferred Income Taxes for the year ended December 31, 2010 increased $2,509,026, or 140%, to $4,292,031 from $1,783,005 for the year ended December 31, 2009 and increased from 14.6% of revenue to 22.5% of revenue. The increase was primarily due to the increase in Net Income Before Taxes and an increase in the effective tax rate from 30.9% to 42.5%. Through December 31, 2009, we reported income to the Internal Revenue Service on the cash basis. Beginning with the year ended December 31, 2010, we will report our taxable income on the accrual basis as, for the year ended December 31, 2010, we surpassed the gross receipts threshold set in the Internal Revenue Code of 1986, as amended, which requires a switch from cash to accrual method. The impact of this change in reporting method is that more income taxes are current under the accrual method compared to deferred under the cash method. Income Taxes for the year ended December 31, 2010 were $5,186,252 compared to $40,505 for the year ended December 31, 2009 and Deferred Income Taxes declined from an expense of $1,742,500 for the year ended December 31, 2009 to a benefit of $894,221 for the year ended December 31, 2010

Net Income

Net Income for the year ended December 31, 2010 increased $1.8 million, or 46%, to $5.8 million from $4.0 million for the year ended December 31, 2009.  The increase in net income was primarily due to a $6.9 million increase in revenue and a $.7 million increase in grant income partially offset by a $1.1 million increase in cost of sales, a $2.2 million increase in operating expenses and a $2.5 million increase in income taxes.

FINANCIAL CONDITION

Our working capital of $13.7 million as of December 31, 2010 increased $1.7 million from our December 31, 2009 working capital of $12.0 million. The $9.5 million increase in accounts receivable from $10.6 million on December 31, 2009 to $20.1 million on December 31, 2010 was a result of increased revenue in the year ended December 31, 2010 compared to the year ended December 31, 2009.  This increase was partially offset by a $6.3 million increase in taxes payable and deferred tax liability and a $1.1 million increase in accounts payable and accrued expenses as we had more outstanding invoices and accrued commissions at December 31, 2010 compared to December 31, 2009.

Accounts Receivable

See the “Business Model” discussion above and the discussions of “Revenue Recognition”, “Long Term Accounts Receivable”, and “Allowance for Doubtful Accounts” under the “Critical Accounting Policies” discussion below. Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician and deducts the amount due from the physician client to TMP for product purchases and the CCPI fee upon collection of claims and before the reimbursement is forwarded to the physician client. Extended collection periods are typical in the workers’ compensation industry with payment terms extending from 45 days up to four years. The physician remains personally responsible for payment of all purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician and the claims receivable that result from sales of the products by the physician.  CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician.  TMP bad debts for each business model are recognized on the allowance method based on historical experience, contractual payment terms and management's evaluation of outstanding accounts receivable.  Included in this analysis is a comparison of the total amount of all invoices due from the physician to TMP for products purchased to all outstanding claims in the managed accounts receivable on behalf of the physician.  To the extent that the amount due from the physician to TMP for product purchases exceeds the expected collectible value of outstanding claims in the managed accounts receivable, management takes additional measures including withholding additional amounts due to the physician client under the billing and collection services agreement.

As of December 31, 2010, TMP maintained an accounts receivable balance for one physician practice of $2,982,118 in excess of the CCPI managed accounts receivable on behalf of that physician.  The December 31, 2009 excess of accounts receivable over managed accounts receivable was $1,230,000. In 2011, the Company began withholding one-third of all amounts due to physician from CCPI under the billing and services agreement until the balance is paid in full.

LIQUIDITY AND CAPITAL RESOURCES

We have historically financed operations through cash flows from operations as well as equity transactions. At December 31, 2010, our principal source of liquidity was $795,914 in cash and $244,000 in investments. We expect additional liquidity from net income from operations and collections of accounts receivable. For the year ended December 31, 2010, we passed the threshold set by the tax code under which a corporation is required to switch from the cash method of reporting income to the accrual method. As of December 31, 2010, we recorded current income taxes payable of $5,054,635 and current deferred income tax liabilities of $1,287,776. We expect to file our tax returns in April along with a request to the IRS for an extension of time to pay the amounts due. Although the regulations provide for such a possibility there can be no assurance that we will reach an acceptable agreement for the extension of time for payment of these taxes. In addition, we will need to make estimated tax payments during 2011 for the year ending December 31, 2011 in amounts to be determined upon completion of the 2010 tax return and estimates of the expected taxable income for the year ending December 31, 2011.

On January 31, 2011, we executed on a plan of merger with a reporting company as further detailed in Issuances of Common Stock in Item 5 of this 10-K and are exploring sources of debt and equity capital funding. On October 5, 2010, we entered into an engagement agreement with Sunrise Securities Corp. for a firm commitment underwriting of a $20 million minimum to $30 million maximum financing, with a 15% overallotment, of our common stock. We filed a registration statement on Form S-1 with the Securities and Exchange Commission on February 14, 2011 relating to the Company’s initial public offering, which registration statement has not been declared effective. We have also engaged in discussions with debt capital providers and are continuing with the due diligence process. Although, there can be no assurance that we will be able to secure funding on terms acceptable to us, management believes that, based on the above factors, we will have adequate resources to fund our operations for the next twelve months.

Net cash provided by operating activities for the years ended December 31, 2010 and 2009 was $579,400 and $890,537, respectively.  Because our collection cycle can be long due to the workers’ compensation collection cycle, our increase in revenue and net income translated into a large increase in accounts receivable and a smaller increase in cash provided by operations. The increase in accounts receivable and potential collections by CCPI are expected to benefit cash flow in future years as we reach the point in the collection cycle where the revenue generated in 2010 is collected (but we will likely incur a similar phenomenon in future years if revenue is increasing dramatically). For the year ended December 31, 2010, we experienced a $1.2 million decrease in cash flows from operations from the combination of $5.8 million of net income, a $5.0 million increase in taxes payable, a $1.1 million decrease in deferred income taxes, a $.2 million decrease in deferred tax asset and a $11.1 million increase in accounts receivable. The $1.2 million decrease was offset by a $1.1 million increase in accounts payable, $.3 million of depreciation and amortization and $.4 million of changes in other accounts. The $.9 million increase in cash provided by operating activities during the year ended December 31, 2009 was primarily due to $4.0 million of net income and a $1.7 million increase in deferred income taxes partially offset by a $5.0 million increase in accounts receivable.

Net cash used by investing activities was $404,702 and $1,382,002 for the years ended December 31, 2010 and 2009, respectively.  During 2010 and 2009, we incurred internal software development costs for our PDRx claims management and collection system of $510,188 and $381,747, respectively and purchased property and equipment of $196,567 and $456,995, respectively. Historically, capital expenditures have been financed by cash from operating activities. We used excess operating cash to purchase $543,260 of investments in 2009 and sold $302,053 of investments in 2010. All purchases were of highly liquid market investments.

Net cash provided by financing activities in the year ended December 31, 2010 was a $300,000 note receivable from the Targeted Medical Pharma Profit Sharing Plan.  There were no financing activities in the year ended December 31, 2009 that provided any cash.

The Company is planning for future growth including investments beyond cash flow expected to be generated from current operations.  Any significant growth will likely require significant additional expenditures, capital investments and operating capital.  We may also pursue expansion through acquisition, joint venture or other business combination with other entities in order to expand our distribution network.  Although we have identified businesses with which we would like to hold discussions about developing a strategic relationship, there has been no contact with any potential target.  We are exploring sources of debt and equity capital funding for these growth plans. There can be no assurance that we will be able to secure funding on terms acceptable to us and may have to curtail these expansion plans.

As of December 31, 2010 three physician clients constituted 39%, 16% and 13%, respectively of our outstanding accounts receivable.

Long term accounts receivable

As of December 31, 2010, TMP maintained an accounts receivable balance for one physician client practice of $2,982,119 in excess of the CCPI managed accounts receivable on behalf of that physician.  The December 31, 2009 excess of accounts receivable over managed accounts receivable for this physician was $1,230,000. The physician’s billing and services agreement with CCPI provides for withholding one-third of all amounts due to the physician from CCPI collections on behalf of the physician until the balance is paid in full. This physician remains responsible for payment of invoices and continues to participate in the physician managed model. Management expects that these amounts will be collected as follows:

		Principal	Interest	Payment
2011 included in Accounts Receivable	$288,170		61,048	349,218
2012		$610,048	69,507	679,555
2013		1,300,640	44,861	1,345,501
2014		601,738	6,107	607,845
Total Long Term Accounts Receivable		$2,512,426	$181,523	$2,982,119

Allowance for doubtful accounts

On December 31, 2010, four physicians under the physician managed model had invoices for product outstanding for an aggregate total of $1,083,000 in excess of the claims that CCPI was managing on their behalf plus product that remained in their inventory. All four remain in the program and are continuing to purchase and dispense product, thus generating additional claims to be collected. All four are subject to the terms of the contract which holds them liable for all product invoices regardless of collection of claims. Management believes that all of these balances are collectible but has elected to reserve an allowance approximately equal to 50% on these accounts receivable excesses. The allowance for Doubtful Accounts was $521,016 and $0 as of December 31, 2010 and December 31, 2009, respectively.

Please refer to the discussion of long term accounts receivable above for information relating to another account with an accounts receivable balance in excess of the claims being managed.

OFF-BALANCE SHEET ARRANGEMENTS

We have no off-balance sheet arrangements that have a material current effect, or that are reasonably likely to have a material future effect, on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

CONTRACTUAL OBLIGATIONS

The Company leases its operating facility under a lease agreement expiring February 28, 2012 at the rate of $12,500 per month and several smaller storage spaces rented on a month-to-month basis.  The Company, as lessee, is required to pay for all insurance, repairs and maintenance and any increases in real property taxes over the lease period on the operating facility.

CRITICAL ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include accounts of TMP and its wholly owned subsidiary, CCPI, collectively referred to as "the Company".  All significant intercompany accounts and transactions have been eliminated in consolidation.  In addition, TMP and CCPI share the common operating facility, certain employees and various costs.  Such expenses are principally paid by TMP.  Due to the nature of the parent and subsidiaries relationship, the individual financial position and operating results of TMP and CCPI may be different from those that would have been obtained if they were autonomous.

Accounting estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Please refer to the “Business Model” section above for discussion on revenue recognition.

Allowance for doubtful accounts

Under the direct sales to physician, direct sales to distributor and hybrid models, product is sold under terms that allow substantial discounts (40-83%) for payment within terms.  With such substantial discounts, it is rare that an invoice is not paid within terms and no allowance is calculated because they are booked at the discounted amount in accounts receivable and revenue. Under the Company’s physician managed model and hybrid model, CCPI performs billing and collection services on behalf of the physician client and deducts the CCPI fee and product invoice amount from the reimbursement received by CCPI on behalf of the physician client before the reimbursement is forwarded to the physician client . Extended collection periods are typical in the workers’ compensation industry with payment terms extending from 45 days up to four years.  The physician remains personally liable for purchases of product from TMP and, during this long collection cycle, TMP retains a security interest in all products sold to the physician along with the claims receivable that result from sales of the products.  CCPI maintains an accounting of all managed accounts receivable on behalf of the physician and regularly reports to the physician.  Bad debts are recognized on the allowance method based on historical experience, contractual payment terms and management's evaluation of outstanding accounts receivable.  Included in this analysis is a comparison of the total amount of all invoices due from the physician to TMP for products purchased to all outstanding claims in the managed accounts receivable on behalf of the physician.  To the extent that the amount due from the physician to TMP for product purchases exceeds the expected collectible value of outstanding claims in the managed accounts receivable, management takes additional measures including withholding additional amounts due from monthly residual payments to physicians under the billing and collection services agreement. To the extent that these efforts are unsuccessful, the Company may seek legal action for payment directly from the physician under the contract, although the Company has not yet pursued this type of action.

In addition to the bad debt recognition policy above, it is also TMP’s policy to write down uncollectible loans and trade receivables when the payor is no longer in existence, is in bankruptcy or is otherwise insolvent.  In such instances our policy is to reduce accounts receivable in the uncollectible amount and to proportionally reduce the allowance for doubtful accounts.

Inventory valuation

Inventory is valued at the lower of cost (first in, first out) or market and consists primarily of finished goods.

Impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment no less frequently than annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability is performed.  No asset impairment was recorded at December 31, 2010 or at December 31, 2009.

Intangible assets

Indefinite lived intangible assets are measured for impairment at least annually, and more often when events indicate that an impairment may exist.  Intangible assets with finite lives, including patents and internally developed software (primarily the Company’s PDRx software), are stated at cost and are amortized over their useful lives.  Patents are amortized on a straight line basis over their statutory lives, usually fifteen to twenty years. Internally developed software is amortized over three to five years. Intangible assets with indefinite lives are tested annually for impairment, during the fiscal fourth quarter and between annual periods, if impairment indicators exist, and are written down to fair value as required.

Fair value of financial instruments:

The Company’s financial instruments are accounts receivable and accounts payable.  The recorded values of accounts receivable and accounts payable approximate their values based on their short term nature.

Income taxes

The Company determines its income taxes under the asset and liability method.  Under the asset and liability approach, deferred income tax assets and liabilities are calculated and recorded based upon the future tax consequences of temporary differences by applying enacted statutory tax rates applicable to future periods for differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities.  Generally, deferred income taxes are classified as current or non-current in accordance with the classification of the related asset or liability.  Those not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.  Valuation allowances are provided for significant deferred income tax assets when it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company recognizes tax liabilities by prescribing a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized, and also provides guidance on de-recognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  To the extent that the final tax outcome of these matters is different than the amount recorded, such differences impact income tax expense in the period in which such determination is made.  Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Stock-Based Compensation

The Company accounts for stock option awards in accordance with ASC 718. Under ASC 718, compensation expense related to stock-based payments is recorded over the requisite service period based on the grant date fair value of the awards. Compensation previously recorded for unvested stock options that are forfeited is reversed upon forfeiture. The Company uses the Black-Scholes option pricing model for determining the estimated fair value for stock-based awards. The Black-Scholes model requires the use of assumptions which determine the fair value of stock-based awards, including the option’s expected term and the price volatility of the underlying stock.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505-50. Accordingly, the measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation is a non-cash expense because we settle these obligations by issuing shares of our common stock from our authorized shares instead of settling such obligations with cash payments.

Income Per Share

The Company utilizes FASB ASC 260, “Earnings per Share”.  Basic income (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted-average number of common shares outstanding.  Diluted income (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  Common equivalent shares are excluded from the computation if their effect is anti-dilutive.

The following potential common shares have been excluded from the computation of diluted net income (loss) per share for the periods presented where the effect would have been anti-dilutive:

At December 31,	2010	2009
Options outstanding	291,347	0

Research and development

Research and development costs are expensed as incurred.  In instances where we enter into agreements with third parties for research and development activities we may prepay fees for services at the initiation of the contract. We record the prepayment as a prepaid asset and amortize the asset into research and development expense over the period of time the contracted research and development services are performed. Most contract research agreements include a ten year records retention and maintenance requirement. Typically, we expense 50% of the contract amount within the first two years of the contract and 50% over the remainder of the record retention requirements under the contract based on our experience on how long the clinical trial service is provided.

Item 9.01.    Financial Statements and Exhibits.

(a)  Financial Statements of Businesses Acquired.

The financial statements of the Registrant for the fiscal year ended December 31, 2010 and 2009 are incorporated herein by reference to Exhibits 99.1, to this Amendment No. 1 to Current Report on Form 8-K.

(d)  Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
99.1	Consolidated Financial Statements of Targeted Medical Pharma, Inc. for the Fiscal Year Ended December 31, 2010 and 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2011

TARGETED MEDICAL PHARMA, INC.

By: /s/ William E. Shell, MD
Name: William E. Shell, MD
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Consolidated Financial Statements of Targeted Medical Pharma, Inc. for the Fiscal Year Ended December 31, 2010 and 2009